UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant [	]

Check the appropriate box:

[	]	Preliminary Proxy Statement
[	]	Confidential, for Use of the Commission Only

(as permitted by Rule 14a-6(e)(2))

[	]	Definitive Proxy Statement
☒		Definitive Additional Materials
[	]	Soliciting Material Pursuant to Section 240.14a-12

WELLS FARGO FUNDS TRUST

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IMPORTANT NOTICE

Please vote utilizing one of convenient

methods described below.

WELLS FARGO ADVANTAGE DIVIDEND INCOME FUND

Of

Wells Fargo Funds Trust

525 Market Street

San Francisco CA 94105

February 14, 2008

Dear Valued Shareholder:

Recently we sent to you proxy materials for the upcoming Special Meeting of Shareholders of the Wells Fargo Advantage Dividend Income Fund scheduled for March 14, 2008. In order to conduct the formal business of the Special Meeting we need sufficient proxy voting participation by shareholders as is required by law. So far, we have received voting instructions from many of our shareholders, but as of the date of this letter your vote has not been received. Please know that your vote is critical to the outcome of this meeting regardless of how many shares you own.

The Fund is asking shareholders to consider a new Investment Sub-Advisory Agreement with Phocas Financial Corporation. The Board of Trustees has unanimously approved this proposal and recommends that you vote to approve the new Sub-Advisory Agreement.

More information regarding this Special Meeting and proposal can be found in the proxy statement, which was previously mailed to you. If you are interested in viewing the proxy material, you can log on to www.proxyonline.com. Please have your control number found on your enclosed proxy card available at the time you logon. If you would like another copy of the proxy statement, have any proxy-related questions, or to vote your proxy by phone, please call 866-406-2287 for assistance. Representatives are available between the hours of 9:00 am and 10:00 pm Eastern Time.

Whichever method you choose to vote, your vote matters and will help us to obtain the required number of votes to hold the Special Meeting and avoid additional costs of further solicitation. Please help us by taking a moment to cast your vote today. Thank you in advance for your participation.

Sincerely,

Wells Fargo Advantage Funds

Please take a moment now to cast your vote using one of the options listed below:

1.            Vote by Touch-tone Phone. Simply dial toll-free 1-866-437-4683. Please have your control number found on the enclosed proxy card available at the time of the call.

2.            Vote via the Internet. You may cast your vote using the Internet by logging onto www.proxyonline.com and enter your control number found on the enclosed proxy card.

3.            Vote by Mail. You may cast your vote by signing, dating and mailing the enclosed proxy ballot in the postage-prepaid return envelope provided.